Exhibit a(7) under form N-1A

Exhibit 3(1) under Item 601/Reg. S-K

FEDERATED INSURANCE SERIES

Amendment No. 28 to the

AMENDED AND RESTATED DECLARATION OF TRUST

Dated July 16, 2004

The Amended and Restated Declaration of Trust is amended as follows:

A. Strike the first paragraph of Section 5 of Article III from the Declaration of Trust and substitute in its place the following:

Section 5. Establishment and Designation of Series or Class.

Without limiting the authority of the Trustees set forth in Article XII, Section 8, inter alia, to establish and designate any additional Series or Class or to modify the rights and preferences of any existing Series or Class, the Series shall be, and are established and designated as:

Federated Fund for U.S. Government Securities II

Federated Government Money Fund II

Primary Shares

Service Shares

Federated High Income Bond Fund II

Primary Shares

Service Shares

Federated Kaufmann Fund II

Primary Shares

Service Shares

Federated Managed Tail Risk Fund II

Primary Shares

Service Shares

Federated Managed Volatility Fund II

Federated Quality Bond Fund II

The undersigned hereby certify that the above-stated Amendment is a true and correct Amendment to the Amended and Restated Declaration of Trust, as adopted by the Board of Trustees at a meeting on the 14th day of August, 2015, to become effective on April 20, 2016.

WITNESS the due execution hereof this 14th day of August, 2015.

/s/ John F. Donahue	/s/ Peter E. Madden
John F. Donahue	Peter E. Madden

/s/ John T. Collins	/s/ Charles F. Mansfield, Jr.
John T. Collins	Charles F. Mansfield, Jr.

/s/ J. Christopher Donahue	/s/ Thomas M. O’Neill
J. Christopher Donahue	Thomas M. O’Neill

/s/ Maureen Lally-Green	/s/ P. Jerome Richey
Maureen Lally-Green	P. Jerome Richey

/s/ G. Thomas Hough	/s/ John S. Walsh
G Thomas Hough	John S. Walsh